Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

November 15, 2022

The Board of Directors

Univest Financial Corporation

14 North Main Street

Souderton, Pennsylvania 18964

Re:	Univest Financial Corporation

7.25% Fixed-to-Floating Rate Subordinated Debentures Due 2032

Ladies and Gentleman:

We have acted as special counsel to Univest Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of $50.0 million principal amount of 7.25% fixed-to-floating rate subordinated debentures due 2032 (the “Notes”), pursuant to the Indenture, dated as of November 15, 2022 (the Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 15, 2022 (the “First Supplemental Indenture”), between the Company and U.S Bank Trust Company National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-253668) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated March 1, 2021, as supplemented by the prospectus supplement, dated November 7, 2022, relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated November 7, 2022, by and between the Company and U.S. Bancorp Investments, Inc., as representative of the underwriters named therein, (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion. In connection with the issuance and sale of the Notes, the Company has also filed with the SEC one free writing prospectus, dated November 7, 2022, pursuant to Rule 433 under the Securities Act.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. The opinion expressed below is limited to the Pennsylvania Business Corporation Law.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee) when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

LUSE GORMAN, PC

Univest Financial Corporation

November 15, 2022

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus supplement dated November 7, 2022 and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2022, which is incorporated by reference into the Registration Statement and the prospectus dated March 1, 2021, as supplemented by the prospectus supplement dated November 7, 2022. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC